Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Joe Wilkinson, 202-380-4008, joe.wilkinson@xmradio.com
Richard Sloane, 202 380 1439, richard.sloane@xmradio.com
Media Contact:	Nathaniel Brown, 212-708-6170, nathaniel.brown@xmradio.com
Chance Patterson, 202-380-4318, chance.patterson@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES FIRST QUARTER

2007 RESULTS

First Quarter Ending Subscribers Exceed 7.9 Million

First Quarter Revenue Increased 27 Percent Year to Year to $264 Million

First Quarter Net Loss Narrowed Year to Year by 18 Percent to $122 Million

Company Recently Surpassed 8 Million Subscribers

Washington D.C., April 26, 2007 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today announced earnings for the three-month period ended March 31, 2007. Revenue for the 2007 first quarter increased 27 percent year over year to $264 million compared to $208 million in the 2006 first quarter. XM’s 2007 first quarter net loss narrowed to $122 million, representing an 18 percent improvement compared to the 2006 first quarter net loss of $149 million.

XM ended the 2007 first quarter with more than 7.9 million subscribers compared to 6.5 million subscribers in the prior year period. Additionally, XM announced that it recently surpassed 8 million subscribers.

“During the quarter, we improved our retail performance, experienced strong OEM gross additions, extended our distribution agreements with Toyota and Honda, enhanced our customer service, maintained our churn rate at approximately 1.8 percent for the third consecutive quarter and strengthened key financial metrics for our business,” said Hugh Panero, chief executive officer, XM Satellite Radio. “These results were driven by the operational initiatives we put in place over the last several quarters.”

For the first quarter of 2007, adjusted operating loss (formerly adjusted EBITDA) improved by 45 percent to a loss of $27 million from a loss of $49 million in the prior year period. The 2007 first quarter adjusted operating loss includes $8 million in expenses related to the company’s pending merger with Sirius Satellite Radio.

The primary differences between net loss and adjusted operating loss are non-operating amounts and certain operating non-cash charges. For a full reconciliation of XM’s net loss to adjusted operating loss, see the attached financial schedules.

In the 2007 first quarter, XM recorded gross subscriber additions of 868 thousand and net subscriber additions of 285 thousand which compare to 1 million gross additions and 569 thousand net subscriber additions in the 2006 first quarter.

In the 2007 first quarter, XM’s subscriber acquisition costs (SAC), a component of cost per gross addition (CPGA), was $65 compared to $59 in the first quarter of 2006. CPGA in the 2007 first quarter was $103 compared to $93 in the first quarter of 2006.

As of March 31, 2007, the company had $319 million in cash compared to $218 million at the end of December 31, 2006. In February 2007, we completed the XM-4 satellite sale leaseback transaction. As of March 31, 2007, the company had full availability of its $400 million credit facilities resulting in total available liquidity of $719 million.

OEM and Retail

During the first quarter of 2007, the company achieved the following in its OEM and retail channels:

•	Honda and Toyota signed new ten-year deals in which XM will be their factory-installed satellite radio provider;
•	GM produced its 5 millionth XM equipped vehicle in January;
•	Honda and XM launched a certified pre-owned remarketing program, which complements the program that Acura and XM launched in the Fourth Quarter of 2006;
•	Infiniti announced that XM will be a standard factory-installed feature in all 2008 models;
•	Hyundai announced that the all-new Hyundai Veracruz midsize crossover will join the Azera, Elantra, Santa Fe and Sonata as Hyundai vehicles with XM as a standard factory-installed feature; and
•	Despite a soft retail segment, the company’s overall retail market share showed sequential improvement based on findings from industry NPD data.

Programming

During the 2007 first quarter, the company:

•	Kicked off its third season of Major League Baseball, broadcasting every game for every team to customers nationwide;
•

Signed a long-term broadcasting and marketing agreement with the Southeastern Conference, adding to the company’s premier college sports portfolio, which includes the ACC, Big East, Big Ten, and Pac-10;

•	Aired exclusive radio coverage of the 49th Annual Grammy Awards; and
•	Renewed its contract with Bob Dylan, who will continue to host his acclaimed radio show exclusively on XM.

Pending Merger with Sirius Satellite Radio

On February 19, 2007, XM Satellite Radio and Sirius Satellite Radio announced they have entered into a definitive agreement, under which the companies will be combined in a tax-free, all-stock merger. Under the terms of the agreement, XM shareholders will receive a fixed exchange ratio of 4.6 shares of Sirius common stock for each share of XM. XM and Sirius shareholders will each own approximately 50 percent of the combined company.

The transaction is subject to approval by both companies’ shareholders, the satisfaction of customary closing conditions and regulatory review and approvals, including antitrust agencies and the FCC. Pending timely regulatory approval, the companies expect the transaction to be completed by the end of 2007.

The companies filed their Merger Agreement with the Securities and Exchange Commission on February 21, 2007.

Business Outlook

XM Satellite Radio reaffirmed the following financial guidance for the full-year 2007:

•	Subscribers between 9.0 million and 9.2 million with higher seasonal growth expected to occur in the latter part of the year; and
•	Subscription revenue in the 1 billion dollar range.
•	Improved cash flow from operations in 2007. Full-year positive cash flow from operations in 2008.

The company has made the following refinements to its prior guidance for the full-year 2007:

•	CPGA in the range of $111-$114; and
•	Adjusted operating loss, excluding any merger-related or legal settlement costs, in the range of $170 million to $180 million.

Webcast and Conference Call Information

Gary Parsons, chairman, Hugh Panero, chief executive officer and Nate Davis, president and chief operating officer, will host an earnings conference call to discuss XM Satellite Radio’s 2007 first quarter results today, Thursday, April 26, 2007, at 10:00 AM Eastern Time. Prior to the call, you can access XM Radio’s first quarter 2007 results on the Company’s website at http://www.xmradio.com. To listen to the conference call via telephone, please call one of the following numbers approximately 10 minutes prior to the planned start of the call:

•	Call-in number: (877) 265-5808
•	Local call-in number: (706) 679-7931
•	Conference ID#: 5409333

The conference call can also be accessed through a live webcast on the Company’s website at http://www.xmradio.com/ (click on “Investor Info” link at the bottom of the page). The webcast of the call will also be archived on the Company’s Web site.

If you are unable to participate in the scheduled call, a replay of the conference call will be available after 11:30 a.m. ET on Thursday, April 26, 2007 until July 26, 2007. You can access the replay of the conference call via the following numbers:

•	Playback Numbers: (800) 642-1687
•	Local playback number: (706) 645-9291
•	Conference ID#: 5409333

About XM

XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 8 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile industry through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com/.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving Sirius and XM. In connection with the proposed transaction, Sirius plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Sirius and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Sirius and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Sirius and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

Sirius, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sirius’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

XM SATELLITE RADIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended March 31,
(in thousands, except share and per share data)	2007	2006
Revenue:
Subscription	$236,486	$188,102
Activation	4,654	3,579
Merchandise	5,297	3,551
Net ad sales	7,478	6,518
Other	10,197	6,216

Total revenue	264,112	207,966

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	47,426	34,276
Customer care & billing operations (1)	27,928	22,455
Cost of merchandise	18,277	7,993
Ad sales (1)	3,385	3,356
Satellite & terrestrial (1)	13,882	13,049
Broadcast & operations:
Broadcast (1)	6,544	5,852
Operations (1)	9,716	8,887

Total broadcast & operations	16,260	14,739
Programming & content (1)	43,952	37,643

Total cost of revenue	171,110	133,511
Research & development (excludes depreciation & amortization, shown below) (1)	7,310	10,981
General & administrative (excludes depreciation & amortization, shown below) (1)	34,185	17,630
Marketing (excludes depreciation & amortization, shown below):
Retention & support (1)	9,756	8,047
Subsidies & distribution	43,602	55,473
Advertising & marketing	32,809	33,925

Marketing	86,167	97,445
Amortization of GM liability	6,504	9,313

Total marketing	92,671	106,758
Depreciation & amortization	46,882	39,882

Total operating expenses (1)	352,158	308,762

Operating loss	(88,046)	(100,796)
Other income (expense):
Interest income	3,544	6,573
Interest expense	(27,609)	(33,236)
Loss from de-leveraging transactions	(2,965)	(18,380)
Equity in net loss of affiliate	(5,425)	(8,884)
Minority interest	(1,697)	—
Other income	444	4,634

Net loss before income taxes	(121,754)	(150,089)
(Provision for) benefit from deferred income taxes	(684)	868

Net loss	(122,438)	(149,221)

8.25% Series B and C preferred stock dividend requirement	—	(2,149)

Net loss attributable to common stockholders	$(122,438)	$(151,370)

Net loss per common share—basic and diluted	$(0.40)	$(0.60)
Weighted average shares used in computing net loss per common share—basic and diluted	305,877,670	253,213,066

Reconciliation of Net loss to Adjusted operating loss:
Net loss as reported	$(122,438)	$(149,221)
Add back Net loss items excluded from Adjusted operating loss:
Interest income	(3,544)	(6,573)
Interest expense	27,609	33,236
Provision for (benefit from) deferred income taxes	684	(868)
Loss from de-leveraging transactions	2,965	18,380
Equity in net loss of affiliate	5,425	8,884
Minority interest	1,697	—
Other income	(444)	(4,634)

Operating loss	(88,046)	(100,796)
Depreciation & amortization	46,882	39,882
Stock-based compensation (1)	14,131	12,061

Adjusted operating loss (2)	$(27,033)	$(48,853)

Footnotes:
(1) These captions include non-cash stock-based compensation expense as follows:
(in thousands)
Customer care & billing operations	$440	$86
Ad sales	356	428
Satellite & terrestrial	520	461
Broadcast	600	481
Operations	378	583
Programming & content	2,166	1,892
Research & development	1,726	1,457
General & administrative	6,048	5,061
Retention & support	1,897	1,612

Total stock-based compensation	$14,131	$12,061

(2)	Adjusted operating loss is net loss before interest income, interest expense, income taxes, depreciation and amortization, loss from de-leveraging transactions, loss from impairment of investments, equity in net loss of affiliate, minority interest, other income and stock-based compensation. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe Adjusted operating loss is a useful measure of our operating performance and improves comparability between periods. Adjusted operating loss is a significant basis used by management to measure our success in acquiring, retaining and servicing subscribers because we believe this measure provides insight into our ability to grow revenues in a cost-effective manner. We believe Adjusted operating loss is a calculation used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performances and value of our company and similar companies in our industry.

Because we have funded the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. We believe Adjusted operating loss provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. We believe it is appropriate to exclude depreciation, amortization and interest expense due to the variability of the timing of capital expenditures, estimated useful lives and fluctuation in interest rates. We exclude income taxes due to our tax losses and timing differences, so that certain periods will reflect a tax benefit, while others an expense, neither of which is reflective of our operating results. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to compare our core operating results with those of similar companies in our industry.

Equity in net loss of affiliate represents our share of losses in a non-U.S. affiliate in a similar business and over which we exercise significant influence, but do not control. Management believes it is appropriate to exclude this loss when evaluating the performance of our own operations. Additionally, we exclude loss from de-leveraging transactions, loss from impairment of investments, minority interest and other income because these items represent activity outside of our core business operations and can distort period to period comparisons of operating performance.

There are limitations associated with the use of Adjusted operating loss in evaluating our company compared with net loss, which reflects overall financial performance. Adjusted operating loss does not reflect the impact on our financial results of (1) interest income, (2) interest expense, (3) income taxes, (4) depreciation and amortization, (5) loss from de-leveraging transactions, (6) loss from impairment of investments, (7) equity in net loss of affiliate, (8) minority interest, (9) other income and (10) stock-based compensation, which are included in the computation of net loss. Users that wish to compare and evaluate our company based on our net loss should refer to our Consolidated Statements of Operations. Adjusted operating loss does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under United States generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. In addition, our measure of Adjusted operating loss may not be comparable to similarly titled measures of other companies.

XM SATELLITE RADIO HOLDINGS INC.

SELECTED FINANCIAL AND OPERATING METRICS

	As of
(in thousands)	March 31, 2007	December 31, 2006
SELECTED BALANCE SHEET DATA	(unaudited)
Cash and cash equivalents (1)	$319,391	$218,216
Restricted investments	396	2,098
System under construction	138,760	126,049
Property and equipment, net	814,683	849,662
DARS license	141,387	141,387
Investments	75,015	80,592
Total assets (2)	1,943,164	1,840,618
Total subscriber deferred revenue	453,671	427,193
Total deferred income	138,989	140,695
Long-term debt, net of current portion	1,478,936	1,286,179
Total liabilities (2)	2,388,140	2,238,498
Stockholders’ equity (deficit) (2) (3)	(504,373)	(397,880)

	Three months ended March 31,
SELECTED OPERATING METRICS	2007	2006
Subscriber Data:
OEM and Rental Car Company Gross Subscriber Additions	537,175	490,890
Aftermarket and Data Gross Subscriber Additions	330,892	516,416

Total Gross Subscriber Additions (4)	868,067	1,007,306
OEM and Rental Car Company Net Subscriber Additions	224,830	265,280
Aftermarket and Data Net Subscriber Additions	60,346	303,622

Total Net Subscriber Additions (5)	285,176	568,902
Conversion Rate (6)	51.5%	54.3%
Churn Rate (7)	1.78%	1.64%
Aftermarket Subscribers	4,437,593	3,882,324
OEM Subscribers	2,853,028	2,012,050
Subscribers in OEM Promotional Periods	564,844	548,027
XM Activated Vehicles with Rental Car Companies	22,938	37,184
Data Services Subscribers	35,325	22,274

Total Ending Subscribers (8)	7,913,728	6,501,859
Percentage of Ending Subscribers on Annual and Multi-Year Plans (9)	44.0%	41.6%
Percentage of Ending Subscribers on Family Plans (9)	23.2%	19.9%
Revenue Data (monthly average):
Subscription Revenue per Aftermarket, OEM & Other Subscriber	$10.34	$10.35
Subscription Revenue per Subscriber in OEM Promotional Periods	$6.39	$6.11
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$7.51	$8.27
Subscription Revenue per Subscriber of Data Services	$33.72	$29.74
Average Monthly Subscription Revenue per Subscriber (“ARPU”) (10)	$10.15	$10.07
Net Ad Sales Revenue per Subscriber (11)	$0.32	$0.35
Activation, Equipment and Other Revenue per Subscriber	$0.87	$0.71

Total Revenue per Subscriber	$11.34	$11.13
Expense Data:
Subscriber Acquisition Costs (“SAC”) (12)	$65	$59
Cost Per Gross Addition (“CPGA”) (13)	$103	$93

Footnotes:

(1)	In addition to the Cash and cash equivalents available to the Company, the Company has a $250 million credit facility with a group of banks and a $150 million credit facility with GM.

(2)	Total assets does not equal Total liabilities plus Stockholders’ equity (deficit) because of minority interest, which is not included in this table.

(3)	We have not declared or paid any dividends on our Class A common stock since our date of inception.

(4)	Gross Subscriber Additions are paying subscribers newly activated in the reporting period. OEM subscribers include both newly activated promotional and non-promotional subscribers.

(5)	Net Subscriber Additions represent the total net incremental paying subscribers added during the period (Gross Subscriber Additions less Disconnects).

(6)	We measure the success of our OEM promotional programs based on the percentage of promotional subscribers that elect to receive the XM service and convert to self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate”.

(7)	Churn Rate represents the percentage of self-paying Aftermarket, OEM & Other Subscribers who discontinued service during the period divided by the monthly weighted average ending subscribers. Churn Rate does not include OEM promotional period deactivations or deactivations resulting from the change-out of XM-enabled rental car activity.

(8)	Subscribers are those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those who are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers. Aftermarket subscribers consist primarily of subscribers who purchased their radio at retail outlets, distributors, or through XM’s direct sales efforts. OEM subscribers are self-paying subscribers whose XM radio was installed by an OEM and are not currently in OEM promotional programs. OEM promotional subscribers are subscribers who receive a fixed period of XM service where XM receives revenue from the OEM for the trial period following the initial purchase or lease of the vehicle. In situations where XM receives no revenue from the OEM during the trial period, the subscriber is not included in XM’s subscriber count. Currently, at the time of sale, vehicle owners generally receive a three month prepaid trial subscription. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. The automated activation program provides activated XM radios on dealer lots for test drives but XM does not include these vehicles in their subscriber count. XM’s OEM partners generally indicate the inclusion of three months free of XM service on the window sticker of XM-enabled vehicles. XM, historically and including the 2006 model year, receives a negotiated rate for providing audio service to rental car companies. Beginning with the 2007 model year, XM has entered into marketing arrangements with rental car companies which govern the rate which XM receives for providing audio service. Data services subscribers are those subscribers that are receiving services that include stand-alone XM WX Satellite Weather service, stand-alone XM Radio Online service and stand-alone NavTraffic service. Stand-alone XM WX Satellite Weather service packages range in price from $29.99 to $99.99 per month. Stand-alone XM Radio Online service is $7.99 per month. Stand-alone NavTraffic service is $9.95 per month.

(9)	XM receives a range of $9.99—$11.87 per month for annual and multi-year plans and $6.99 per month for a family plan.

(10)	Subscription Revenue includes monthly subscription revenues for our satellite audio service and data services, net of any promotions or discounts.

(11)	Net Ad Sales Revenue includes sales of advertisements and program sponsorships on the XM system, net of agency commissions.

(12)	SAC—As described in our Form 10-K for the year ended December 31, 2006, we have revised our calculation of SAC to allow for the direct calculation of this metric using certain line items from our Results of Operations and Key Metrics tables. Subscriber acquisition costs include Subsidies & distribution and the negative gross profit on merchandise revenue. Subscriber acquisition costs are divided by gross additions to calculate what we refer to as “SAC.” The previously reported amount under the prior definition for the three months ended March 31, 2006 was $62.

(13)	CPGA—As described in our Form 10-K for the year ended December 31, 2006, we have revised our calculation of CPGA to allow for the direct calculation of this metric using certain line items from our Results of Operations and Key Metrics tables. CPGA costs include the amounts in SAC, as well as Advertising & marketing. These costs are divided by the gross additions for the period to calculate CPGA. CPGA costs do not include marketing staff (included in Retention & support) or the amortization of the GM guaranteed payments (included in Amortization of GM liability). The previously reported amount under the prior definition for the three months ended March 31, 2006 was $94.